 Exhibit 99.1

WEST PHARMACEUTICAL SERVICES, INC. THIRD QUARTER 2003 RESULTS

Solid sales, Earnings Growth on strength in Pharmaceutical Systems Business

Lionville, PA, October 21, 2003 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced the results of operations for its third quarter and nine month period ended September 30, 2003. The Company reported third quarter 2003 net income of $4.1 million, or $0.28 per share, compared to $3.6 million, or $0.25 per share, for the third quarter of 2002.

Third quarter 2003 results include expenses associated with the January 2003 casualty loss at its Kinston, NC facility. Third quarter 2002 reported results included a restructuring charge associated with the termination of an information systems program and with the write-down of an investment in a development stage genomics technology company. Also included in the 2002 period were a one-time tax benefit, the results of discontinued operations, and the Company’s pro-rata share of the costs of combining manufacturing operations at its 49% owned Mexican affiliate. The Company believes that comparison of period-to-period results of its ongoing business is aided by excluding these unusual items from each period. Excluding those items, third quarter 2003 net income was $4.8 million, or $0.33 per share, compared to $3.2 million, or $0.22 per share in the 2002 period. The following table reconciles reported GAAP and pro forma earnings per share in the quarter:

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Quarter ended September 30                                      2003                        2002
                                                       Net Income     Earnings     Net Income     Earnings
                                                                     Per Share                   Per Share
Reported earnings per share                              $ 4.1         $ 0.28         $ 3.6        $ 0.25
Costs associated with Kinston, NC casualty loss             .7            .05             -             -
Termination of systems program/investment write down         -             -            6.8           .47
Unusual tax benefit                                          -             -           (2.4)         (.17)
Discontinued operations, including applicable tax
benefit                                                      -             -           (5.6)         (.39)
Equity in Mexican affiliate charge                           -             -             .8           .06
Earnings per share, pro forma                            $ 4.8        $ 0.33          $ 3.2        $ 0.22
-----------------------------------------------------------------------------------------------------------

Sales grew 15% (6% of which was due to foreign exchange) to $120.1 million in the quarter, up from $104.1 million during the same period of 2002. Reported operating profit for the quarter was $6.9 million, including $1.1 million of costs associated with the Kinston casualty loss, compared to a loss of $2.3 million in the third quarter of 2002, which included a $9.1 million pre-tax restructuring charge. Results for the quarter also include a $2.3 million increase in pension expense over the 2002 period, which is due to the continuing impact of lower returns on pension plan assets through 2002. Earnings from affiliates were $0.7 million compared to a loss of $0.4 million in the 2002 quarter.

Commenting on the results, Dr. Donald E. Morel, Jr., West’s Chairman and Chief Executive Officer, said “The management team is pleased with the sales growth in the Pharmaceutical Systems Division. The value drivers for this segment of our business continue to favor West, and our order backlog remains strong. Thanks to the efforts of our employees, products produced in our Kinston plant have been successfully transferred to other West facilities in the US, England and Singapore and we continue to satisfy customer demand for those products in a timely manner. Our overall performance is extremely rewarding in view of the challenges presented by the Kinston loss.”

Dr.     Morel continued, saying “In our Drug Delivery Division, our order book has improved significantly in the Clinical Services unit. We are making good progress on a range of licensing discussions and clinical development programs for products in the Drug Delivery segment. We continue to believe that our technologies present a competitive advantage in selected therapeutic areas and believe that the operating results in this unit will improve over the next twelve months.”

Pharmaceutical Systems Division

Third quarter sales in the Company’s Pharmaceutical Systems Division increased 15% (6% of which was due to foreign exchange) to $118.2 million, compared to $102.9 million in the third quarter of 2002. Each of the Division’s business units achieved sales improvements with European sales growing at the fastest pace, up 26% (14% of which was due to foreign exchange) over the prior year, while North American sales grew by 8%. The Division’s strong sales drove quarterly operating profit to $19.4 million, an increase of 49% (8% of which was due to foreign exchange), compared to $13.0 million in the 2002 quarter. Increased production capacity has become available during 2003 and as a result the Company has been able to meet increasing demand in that market, notably for pre-filled syringe components and pharmaceutical closures incorporating West’s coating technologies.

Results in the quarter include increased production costs associated with the transfers of molding and compounding operations from the damaged Kinston facility to other U.S. and international plants, as well as additional freight, overtime and other costs associated with the Company’s manufacturing recovery plan. A substantial portion of these additional costs, as well as profits associated with lost sales, are subject to insurance coverage and the Company has therefore recorded, as a reduction of those additional costs, an estimated business interruption insurance recovery of $2.3 million during the third quarter.

Update on Kinston, NC Loss

As previously disclosed, on January 29, 2003, a fire at the Company’s Kinston, NC plant resulted in six deaths, a number of injuries and substantial damage to the building, machinery, equipment and inventories. The damaged building housed both an automated compounding facility, where rubber materials were mixed for use at several U.S. molding operations, and a molding operation producing primarily medical device components. During the period, the Company settled a citation issued by the North Carolina Department of Labor, Occupational Safety and Health Division following its investigation of the accident.

West is constructing a new molding facility near Kinston, which will replace the lost molding operation. The new facility is expected to be fully operational by mid-2004. The Company is evaluating a number of alternatives for permanently replacing the compounding capacity lost in the accident.

The Company has substantially restored and continues to maintain production at or above pre-accident levels by increasing output at other facilities and by limited use of third party raw material compounding capacity. The Company believes that it has been able to satisfy customer demand without measurable interruption and does not believe that there will be any substantial, permanent loss of business due to the accident. However, additional production costs and capacity constraints associated with the interim production plans will continue until the damaged operations are replaced.

During the quarter, the Company recognized an additional $1.1 million ($0.7 million after tax) of direct costs associated with the Kinston casualty loss, bringing the total for the year to $9.9 million, primarily for legal, investigational and environmental response costs. It is expected that the Company will continue to incur potentially uninsured costs in connection with ongoing investigations and legal matters associated with the accident, but believes that such expenses will continue to decline from current levels in the fourth quarter and in 2004.

The Company believes that its liability insurance is adequate to cover losses from expected litigation associated with the incident. Further, the Company believes that insurance against property losses and consequential business interruption will, except for deductibles that have been included in the Company’s estimate of uninsured direct costs, adequately compensate the company for lost property and profits.

Drug Delivery Systems Division

Revenues in the Company’s Drug Delivery Systems Division improved to $1.9 million in the third quarter of 2003 when compared to $1.2 million in the same period of 2002. The Division’s contract research unit realized stronger service revenues, reflecting an improved level of demand for early phase clinical trials, while drug delivery technology revenues were down slightly during the period. No significant licensing or developmental milestone payments were realized or recognized in the quarter. The Division incurred an operating loss of $5.0 million in the third quarter, compared to an operating loss of $4.1 million in the 2002 quarter, driven primarily by increased investments in research and market-development costs.

Guidance for 2003

The Company expects revenue growth for the remainder of the year to be in the range of 8%-10%, including anticipated foreign exchange effects, when compared with the same period in 2002. However, there are significant risks associated with the interim production plan in the aftermath of the Kinston, NC casualty loss and with respect to the timing and amount of revenues from out-licensing activities in the Drug Delivery business. As a result, the Company indicated that it believes that earnings per share for 2003 will be between $1.80 and $1.85, excluding any new drug delivery licensing revenue or additional uninsured costs associated with the Kinston, NC casualty loss, which the Company now expects to total approximately $10.6 million for 2003, and subject to the related interim production plan risks referred to above. The Company’s expectations are “forward looking statements” and are subject to the risks and conditions applicable to such statements (see below).

About West Pharmaceutical Services

West Pharmaceutical Services, Inc. (NYSE: WST) is a global drug delivery technology company that applies proprietary materials science, formulation research and manufacturing innovation to advance the quality, therapeutic value, development speed and rapid market availability of pharmaceuticals, biologics, vaccines and consumer healthcare products. West is the world’s premier provider of standard-setting systems and device components for parenterally administered medicines and an emerging leader in the development of advanced formulation technologies for the transmucosal delivery of drugs. Internationally headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Certain statements contained in this Press Release that are not historical are “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “expect,” “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties. The Company’s actual results may differ materially from those expressed in any forward looking statement and are dependent on a number of factors including, but not limited to: sales demand, timing of customers’ projects; successful development of proprietary drug delivery technologies and systems; regulatory, licensee and/or market acceptance of products based on those technologies; competitive pressures; the strength or weakness of the U.S. dollar; inflation; the cost of raw materials; the availability of credit facilities; and, statutory tax rates. With respect to the explosion and fire at the Company’s Kinston, NC plant, the following risks and uncertainties should also be taken into consideration: the timely replacement of production capacity; the adequacy and timing of insurance recoveries for property losses and/or liability to third parties and related costs; the ability of the Company to successfully shift production and compounding capacity to other plant sites in a timely manner, including the successful integration of experienced personnel to other production sites; the extent of uninsured costs for, among other things, legal and investigation services and incremental insurance; and regulatory approvals and customer acceptance of goods from alternate sites .

For the purpose of aiding comparisons of period results, reference is made in this press release and related commentary to financial results determined by excluding certain unusual or non-recurring items from each period and by re-measuring results of the most recent period by eliminating the effects of changes in foreign exchange rates. Those re-measured period results are not in conformance with United States generally accepted accounting principals (“GAAP”) and are “non-GAAP financial measures.” The non-GAAP financial measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measures.

— TABLES TO FOLLOW —

West Reports 2003 Third Quarter Results

                                                    WEST PHARMACEUTICAL SERVICES, INC.
                                                    CONSOLIDATED STATEMENTS OF INCOME
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               Quarter Ended                         Nine Months Ended
                                                     Sept. 30, 2003     Sept. 30, 2002       Sept. 30, 2003      Sept. 30,2002
                                                     --------------     --------------       --------------      -------------
Net sales                                            $ 120,100  100%   $ 104,100   100%   $  364,300    100%  $ 312,300   100%
Cost of goods and services sold                         84,300   70        77,800    75         250,700     69      224,500    72
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  Gross profit                                          35,800  30         26,300    25         113,600     31       87,800    28
Selling, general and administrative expenses            27,800  23         19,100    18          79,000     21       60,900    19
Costs associated with plant explosion                    1,100   1             -      -           9,900      3           -      -
Restructuring charge                                        -    -          9,100     9               -      -        9,100     3
Other (income) expense, net                                 -    -            400     -             500      -       (2,000)   (1)
--------------------------------------------------------------------------------------------------------------------------------------
  Operating profit                                       6,900   6         (2,300)   (2)         24,200      7       19,800     6
Interest expense, net                                    2,000   2          2,100     2           5,600      2        7,000     2
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  Income before income taxes                             4,900   4         (4,400)   (4)         18,600      5       12,800     4
Provision for income taxes                               1,500   1         (2,800)   (3)          5,700      1        3,200     1
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  Income from consolidated operations                    3,400   3%       (1,600)   (1) %       12,900      4%      9,600     3%
                                                                ----                -----                 -----               -----
Equity in net income of affiliated companies               700               (400)                1,900                (100)
----------------------------------------------------------------           -------              -------              ------
  Income from continuing operations                      4,100             (2,000)               14,800               9,500
Discontinued operations, net of tax                         -               5,600                     -               5,500
----------------------------------------------------------------       -----------           -----------          -----------
  Net income                                         $   4,100         $    3,600            $   14,800           $  15,000
----------------------------------------------------------------       -----------           -----------          -----------
Net income per share:
---------------------------------------------------
  Basic
    Continuing operations                           $     0.28         $    (0.14)           $     1.02           $    0.66
    Discontinued operations                         $        -         $     0.39            $        -           $
                                                                                                                       0.38
---------------------------------------------------------------        -----------           -----------          -----------
                                                    $     0.28         $     0.25            $     1.02           $    1.04

  Assuming dilution
    Continuing operations                           $     0.28         $    (0.14)           $     1.02           $    0.66
    Discontinued operations                         $        -         $     0.39            $        -           $    0.38
----------------------------------------------------------------       -----------              --------            ---------
                                                    $     0.28         $     0.25            $     1.02           $    1.04

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Average common shares outstanding                       14,506             14,463                14,490              14,420
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Average shares assuming dilution                        14,599             14,463                14,497              14,443
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                                                     WEST PHARMACEUTICAL SERVICES INC.
                                               RECONCILIATION OF GAAP TO PRO FORMA NET INCOME
                                                          AND EARNINGS PER SHARE
                                               (dollars in millions, except per share data)

                                              Three Months Ended                              Nine Months Ended
                                    Sept. 30, 2003            Sept. 30, 2002           Sept. 30, 2003        Sept. 30, 2002
                                    Net      Earnings          Net     Earnings       Net     Earnings        Net     Earnings
                                 income     per share       income    per share     income    per share    income    per share
                                 -----------------------------------------------    ------------------------------------------
Net Income, GAAP                  $4.1        $0.28         $3.6          $0.25      $14.8        $1.02      $15.0       $1.04

Costs associated with plant
explosion                           .7         0.05          -              -          6.5         0.45          -          -

Termination of
systems project/ investment
write-down                           -           -           6.8          0.47          -            -         6.8        0.47

Foreign exchange gain in
Argentina                            -           -            -              -          -            -        (0.8)      (0.05)

Unusual tax benefit                  -           -          (2.4)        (0.17)         -            -        (2.4)      (0.17)

Non-recurring charge of
equity affiliate                     -           -           0.8          0.06          -            -         0.8        0.06

Discontinued operations              -           -          (5.6)        (0.39)         -            -        (5.5)      (0.38)
                                  ---------------------------------------------     -------------------------------------------
Net income, pro forma             $4.8        $0.33         $3.2         $0.22      $21.3        $1.47        $13.9      $0.97
                                  ---------------------------------------------     -------------------------------------------
                                  ---------------------------------------------     -------------------------------------------

The Company believes that the comparison of period-to-period results of its ongoing business operations is aided by excluding the costs associated with the plant explosion in 2003 and the restructuring charge, foreign exchange gain in Argentina and discontinued operations in 2002.

                                                            * * * * * * * * * *

West Reports 2003 Third Quarter Results

                                          WEST PHARMACEUTICAL SERVICES, INC.
                                            REPORTING SEGMENT INFORMATION

                                                    (in thousands)

                                            Three Months Ended             Nine Months Ended
                                               September 30                   September 30
Net Sales:                                   2003         2002              2003         2002
---------------------------------------      ----         ----              ----         ----
Pharmaceutical Systems                  $ 118,200  $   102,900        $   359,600  $   306,300
Drug Delivery Systems                       1,900        1,200              4,700        6,000
                                          -------      -------            -------      -------
    Consolidated Total                  $ 120,100  $   104,100        $   364,300  $   312,300

                                           Three Months Ended           Nine Months Ended
                                             September 30                  September 30
Operating Profit (Loss):                    2003         2002           2003          2002
---------------------------------------     ----         ----           ----          ----
Pharmaceutical Systems                   $19,400    $  13,000     $  65,500     $   48,400
Drug Delivery Systems                     (5,000)      (4,100)      (12,200)       (10,400)
Corporate costs                           (4,800)      (2,800)      (14,400)       (12,900)
Pension income (expense)                  (1,600)         700        (4,800)         2,100
Costs associated with plant explosion     (1,100)          -         (9,900)             -
Restructuring charge                           -       (9,100)            -         (9,100)
Foreign exchange gain                          -            -             -          1,700
                                          ------       ------        ------         ------
    Consolidated Total                  $   6,900   $  (2,300)    $  24,200      $  19,800

                                                   * * * * * * *